Exhibit 10.10

TECHNOLOGY LICENSE AGREEMENT

WITH OPTION TO PURCHASE

THIS LICENSE AGREEMENT (“Agreement”) dated for reference the 7th day of April 2021,

BETWEEN:

FUEL BUTLER, LLC 381 S. Gulfwood Avenue Carneys Point, NJ 08069

(the “Licensor”) a New York Limited Liability Company with principal offices in New Jersey

AND:

EZFILL HOLDINGS, INC. 2125 BISCAYNE BLVD MIAMI, FL 33137 a Delaware company with principal offices in Florida

(the “Licensee”)

WITNESSES THAT, WHEREAS:

A.	The licensor is the holder of certain “Proprietary Technology” for the use with mobile gas delivery, and

B.	The Licensor wishes to grant to the Licensee (i) an exclusive license for the unrestricted use of the Proprietary Technology (as defined in Exhibit A) and (ii) an option to purchase;

NOW THEREFORE, in consideration of the mutual covenants set forth, the parties hereby agree as follows:

ARTICLE 1

Definitions

1.1 The following capitalized terms used in this Agreement have the following meanings:

a.	“Approval” for purposes of this Agreement means the written approval of the New York City Pilot Program by the authority(ies) having jurisdiction in the five boroughs of New York City, New York and/or the neighboring counties.

1

b.	“Effective Date” means the date on which both parties have signed this Agreement.

c.	“New York City Pilot Program” (also “Pilot Program” or “Pilot”) means a trial or test of a retail offering of the Proprietary Technology to consumer residential refueling customers and commercial refueling customers in the five boroughs of New York City, New York and/or the neighboring counties.

d.	“Option to Purchase” means the Licensee’s option to purchase the Licensor or the Licensed Assets as provided in Section 4 of this Agreement.

e.	“Proprietary Information” includes any data or information regarding (i) the business operations of a party that is not generally known to the public, including but not limited to, information regarding its products and product development, formulas, manufacturing technics, components, suppliers, marketing strategies, finance, operations, customers, sales, and internal performance results; (ii) proprietary software, including but not limited to: concepts, designs, documentation, reports, data, specifications, source code, object code, flow charts, file record layouts, databases, whether or not patentable or copyrightable, (iii) inventions, know-how, show-how and trade secrets and other intellectual property, whether or not patentable or copyrightable; (iv) the terms and conditions of this agreement; and (v) any other information data or other items designated in writing by a party as confidential or proprietary.

f.	“Proprietary Technology” means a system of transporting and dispensing motor vehicle fuel involving the use of multiple individual fuel containers stored in a commercial truck, each individually removable and portable via a device capable of fueling motor vehicles with the containers.

g.	“Successful Completion” of the New York City Pilot Program means completing a trial or test retail program in the five boroughs of New York City and/or the neighboring counties that: i) occurs over a set period of time to be agreed by the Parties; ii) meets conditions that the Parties agree to in advance of the Pilot under which the Pilot can be measured for operational and financial viability; and iii) as a result of which New York City and/or the neighboring counties approves the use of the Proprietary Technology to deliver fuel in the five boroughs on a permanent basis.

2

ARTICLE 2

License

The Licensor grants to the Licensee for the consideration and on the terms and conditions contained in this agreement, an exclusive, irrevocable, non-assignable, non-transferable, and non-sub-licensable license to utilize and/or commercialize the Proprietary Technology in the operation of its business. The Exclusivity of this License shall apply to the Licensor, except that the Licensor may use the Proprietary Technology in the New York City Pilot Program and for any use required for the processing and supporting all activities required for the issuance of a US Patent.

ARTICLE 3

Consideration

3.1 Licensee will issue to Licensor up to 5,700,000 shares of its common stock (the “Shares”) to the Licensor for the purchase from the Licensor of the exclusive license rights to the Proprietary Technology in accordance with the terms and conditions of this Agreement and as detailed in Article 3.2 below.

3.2 The common stock shall be distributed to the Licensor as follows:

1) 1,000,000 shares as of the effective date of this Agreement;

2) 1,500,000 shares upon the Approval and Successful Completion of the New York City Pilot Program, as defined herein;

3) 1,250,000 shares upon the filing of an application for a patent with the United States Patent Office (USPTO) for the Proprietary Technology (the “Application Shares”).

3.1 In the event the Patent applied for, for the Proprietary Technology, is denied by the USPTO, or abandoned by Licensor, for any reason, Licensor shall be required to pay a purchase price of $1.25 per share for the Application Shares.

4) 1,250,000 shares upon the issuance of a patent by the USPTO for the Proprietary Technology.

5) 700,000 shares upon the completion of the Licensee’s initial public offering on a US Securities exchange such as NASDAQ or the NYSE (the “IPO”)

ARTICLE 4

Option to Purchase

The Licensee shall have the following options to purchase:

1)	Option A: Upon (i) successful completion of the Pilot Program, and (iii) completion of Licensee’s IPO, Licensee shall have the option to purchase the Proprietary Technology, including all assets, intellectual property rights, derivative technology, and other rights pertaining to or arising from the Proprietary Technology for a purchase price of 4,000,000 shares of licensee’s common stock. Such option will expire upon the fourth anniversary of when such option becomes exercisable.

3

2)	Option B: Upon (i) successful completion of the Pilot Program, and (iii) the completion of Licensee’s IPO, Licensee shall have the option to purchase the Licensor company, including all of its intellectual property, for a purchase price of 4,000,000 shares of licensee’s common stock. Such option will expire upon the fourth anniversary of when such option becomes exercisable.

3)	Until Licensee exercises one of the Options set forth in this Article 4, or the Options expire, the Parties will share the Net Revenues produced by the Proprietary Technology in New York, 50-50. For the purposes of this Agreement, Net Revenues shall be defined as the gross revenues produced by the Propietary Technology, minus all development and operational costs incurred in utilizing the Proprietary Technology for on demand fuel delivery in New York (the “Costs”). With the exception of the patent costs, until the Proprietary Technology is producing revenues the Parties will split the Costs 50-50. The Parties agree to collaborate, mutually report to each other, and to mutually share financial and operating data needed in order to determine the costs, revenues and other financial or operational thresholds necessary to effectuate the obligations of this Article. While the Parties hereby agree to collaborate, report and share such information in good faith, each Party grants to the other a right to audit and inspect, upon reasonable notice and at a reasonable time and place, the books and records of the other to the extent necessary to determine and fulfill the obligations undertaken in this Article.

4)	In the event that the exercisable date is later than the term of this Agreement the term shall be extended to the exercisable date.

5)	In the event that this Agreement is terminated in accordance with Article 8 of this Agreement this Option to Purchase shall be null and void.

ARTICLE 5

Term

This Agreement will commence on the Effective Date and will continue in full force and effect for a period of five years (“Term”) unless earlier terminated as provided below in Article 8 or extended in Article 4.

ARTICLE 6

Proprietary Rights and Confidentiality

6.1 Ownership and Protection. Each party agrees that it has no interest in or right to use the Proprietary Information of the other except in accordance with the terms of this Agreement. All rights, title and interest in and to the original and all copies of, in any and all forms, the Proprietary Technology, and all parts thereof, whether made by the Licensor or the Licensee, belong to the Licensor. Each party acknowledges that it may disclose Proprietary Information to the other in the performance of this agreement. The party receiving the Proprietary Information will (i) maintain it in strict confidence and take all reasonable steps to prevent its disclosure to third parties, except to the extent necessary to carry out the purposes of this agreement, in which case these confidentiality restrictions will be imposed upon the third parties to whom the disclosures are made, (ii) use at least the same degree of care as it uses in maintaining the secrecy of its own Proprietary Information (but no less than a reasonable degree of care).

4

6.2 Limitation. Neither party will have any obligation concerning any portion of the Proprietary Information of the other that (i) is publicly known prior to or after disclosure hereunder other than through acts or omissions attributable to the recipient or its employees or representatives; (ii) is disclosed in good faith to the recipient by a third party having a lawful right to do so; (iii) is the subject of written consent of the party that supplied such information authorizing disclosure; or (iv) is required to be disclosed by the receiving party by applicable law or legal process, provided that the receiving party will immediately notify the other party so that it can take steps to prevent its disclosure.

6.3 Remedies for Breach. In the event of a breach of this Article 6, the parties agree that the non-breaching party may suffer irreparable harm and the total amount of monetary damages for any injury to the non-breaching party may be impossible to calculate and would therefore be an inadequate remedy. Accordingly, the parties agree that the non-breaching party may be entitled to temporary, preliminary and permanent injunctive relief against the breaching party, its officers or employees, in addition to such other rights and remedies to which it may be entitled at law or in equity.

6.4 No Implied Assignment. Except in the case of the Licensee’s exercise of a purchase option under this Agreement, nothing contained in this agreement will directly or indirectly be construed as an assignment or grant to the Licensee of any right, title or interest in and to the original and all copies in any and all forms of the Proprietary Information except for the limited license rights granted to the Licensee as expressly provided in this agreement.

ARTICLE 7

Restrictions

7.1 Licensee Protection of Licensed Proprietary Technology. Except in accordance with the terms of this agreement or any other express written agreement between the parties, the Licensee agrees to use reasonable care and protection to prevent the unauthorized use or dissemination of the Proprietary Technology. The Licensor has the right to obtain injunctive relief against any actual or threatened violation of these restrictions, in addition to any other available remedies.

7.2 Non-Competition. Except for Licensor’s fulfillment of its responsibilities under this Agreement, including to conduct the New York City Pilot Program, Licensor agrees not to compete with Licensee in the provision of on-demand mobile fueling.

5

ARTICLE 8

Termination

8.1 In the event of a material breach or default by either party in the performance of its obligations assumed hereunder, the non-defaulting party may, at its discretion, terminate this agreement by giving 15 days written notice to the defaulting party specifying the material breach or default, requesting the discontinuance of such material breach or default, and/or stating what action is necessary to cure the material breach or default. If such breach or default is not discontinued or corrected, or correction commenced for any breach that by its nature would take more than 15 days to cure, by the end of the 15 day period, this agreement will, at the discretion of the non-defaulting party, be terminated. Such right of termination will not be exclusive of any other remedies to which the non-defaulting party may be lawfully entitled, it being intended that all such remedies will be cumulative.

8.2 The Licensor may terminate this agreement immediately upon written notice to the Licensee, and without allowing the Licensee 15 days to correct the breach, if any of the following occur in such a way that Licensee is no longer able to operate its business:

a.	The Licensee, not for reasons outside of its control, discontinues the use of the Proprietary Technology for more than 6 months; or

b.	the Licensee has had proceedings by or against it in bankruptcy or under insolvency laws or for reorganization, administration, receivership, dissolution or liquidation; or

c.	the Licensee has had an assignment for the benefit of creditors; or

d.	the Licensee has become insolvent.

8.3 Upon termination of this agreement for any reason, and provided the Licensee has not exercised a purchase option, the licenses granted herein will terminate. The Licensee, its Affiliates, and/or its agents, will immediately discontinue the exercise of the licenses and the use of the Proprietary Technology or services, trademarks, know-how and technical information related to the technology. Not later than seven days after the termination or expiration of this agreement, the Licensee will return to the Licensor or destroy, as specified by the Licensor, all forms and materials relating to the Proprietary Technology. Upon termination, any unexercised options under the Agreement will automatically expire.

ARTICLE 9

Responsibilities of the Licensor

During the Term the Licensor will provide the information necessary to accurately develop marketing materials and product information guides for use by the Licensee. The marketing materials are intended for prospective clients and will be distributed by sales and marketing personnel of the Licensee. The Licensor will respond effectively and in a timely manner to the Licensee’s requests for information and sales assistance. The Licensor will have the following further responsibilities for three years of the effective date of this agreement:

1)	Licensor will assist Licensee with all of its compliance needs to ensure that Licensee’s mobile fuel delivery operations with the application for the Proprietary Technology are in compliance with all applicable rules, regulations, statutes and ordinances.

6

2)	Licensor will conduct bi-annual training of Licensee drivers and technicians, to ensure they are properly suited to conducted mobile fuel delivery.
3)	Licensor will institute a safety plan for Licensee mobile fuel delivery operations.
4)	Licensor will assist Licensee in obtaining and maintaining the required permits for its mobile gas delivery operation.
5)	Licensor will use its knowledge in the gasoline markets to assist Licensee in obtaining gasoline in the markets it currently operates in and its expansion markets from suppliers at favorable prices.
6)	Licensor will continue the approval process and conduct and complete the Pilot Program with New York City.

a.	As more particularly described at Article 4.3), the Parties will split the Costs of conducting the Pilot Program 50-50, and the Net Revenues from the Pilot Program will be split 50-50 between the Parties.

7)	Licensor will apply for the US Patent, if it has not already done so, and will continue the patent process for obtaining the US Patent through its best efforts, at Licensor’s cost.
8)	Licensee will reimburse Licensor for its reasonable travel expenses and any permitting and licensing fees and research report costs, incurred during Licensor meeting the responsibilities described at paragraphs 1-6 of this Article.

ARTICLE 10

Representations and Warranties

10.1 Licensor represents and warrants to Licensee as follows and acknowledges that Licensee is relying upon such representations and warranties in connection with this agreement and option to purchase and that Licensee would not have entered into this agreement without such representations and warranties:

a. Licensor maintains all rights, title, ownership and interest in the Proprietary Technology with good and marketable title, and there are no liens or encumbrances registered or pending to be registered against the information or technology.

b. Licensor has the necessary authority to enter into and deliver this agreement on the terms and conditions set forth in this agreement and to do all such acts and things as may be necessary to give effect to the transactions contemplated herein.

7

c. To the best of Licensor’s knowledge, the use or assignment of the Proprietary Technology does not infringe in any respect upon the technology or intellectual property rights of any other person or entity and no other person or entity has claimed or threatened to claim the right to use any proprietary information or technology or to deny the right of Licensor to use the same.

d. The Licensor’s execution and delivery of this Agreement, the consummation of the transactions contemplated in this agreement, the performance of its obligations hereunder and its compliance with this agreement do not violate, contravene or breach, or constitute a default under any contract, agreement, or commitment to which Licensor is a party to or subject or by which Licensor is bound or affected.

e. There are no legal actions, claims, demands, judgments, injunctions, or other pending proceedings affecting in any manner the Proprietary Technology.

10.2 Licensee represents and warrants to Licensor as follows and acknowledges that Licensor is relying upon such representations and warranties in connection with this agreement and option to purchase and that Licensor would not have entered into this agreement without such representations and warranties:

a. Licensee has the necessary authority to enter into and deliver this agreement on the terms and conditions set forth in this agreement and to do all such acts and things as may be necessary to give effect to the transactions contemplated herein.

b. The Licensee’s execution and delivery of this agreement, the consummation of the transactions contemplated in this agreement, the performance of its obligations hereunder and its compliance with this agreement do not violate, contravene or breach, or constitute a default under any contract, agreement, or commitment to which Licensee is a party to or subject or by which Licensee is bound or affected.

10.3 Survival of Representations and Warranties. The representations and warranties contained in this section will survive the completion of the transactions contemplated by this agreement and, notwithstanding such completion, will continue in full force and effect for a period of five years from the Effective Date, except any representation and warranty in respect of which a claim based on fraud is made, which in each case will be unlimited as to duration.

8

ARTICLE 11

Indemnification

11.1 The Licensor will indemnify, defend and hold harmless the Licensee, its Affiliates and any distributors, and the customers of the Licensee, and their respective officers, directors, employees agents and affiliates (collectively, for purposes of this Section 15, the “Licensee Persons”) from all damages, liabilities and expenses (and all legal costs including attorneys’ fees, court costs, expenses and settlements resulting from any action or claim) arising out of, connected with or resulting in any way from: (i) any allegation that the Licensee Persons’ possession, distribution or use of the proprietary information infringes a patent, trademark, copyright, trade secret or other intellectual property right of a third party, provided that the Licensor will have no indemnity obligations with regard to any such damages, liabilities or expenses arising from the negligence or misconduct of any Licensee Person or any failure by any Licensee Person to comply with the terms of this agreement. If any such claim or proceeding arises, the Licensee Persons seeking indemnification hereunder will give timely notice of the claim to the Licensor after they receive actual notice of the existence of the claim. The Licensor will have the option, at its expense, to employ counsel reasonably acceptable to the Licensee Persons to defend against such claim and to compromise, settle or otherwise dispose of the claim; provided, however, that no compromise or settlement of any claim admitting liability of or imposing any obligations upon the Licensee Persons may be affected without the prior written consent of such the Licensee Persons. In addition, and at its option and expense, the Licensor may, at any time after any such claim has been asserted, and will, in the event any Licensed Asset is held to constitute an infringement, either procure for the Licensee Persons the right to continue using that proprietary information, or replace or modify proprietary information so that it becomes non-infringing, provided that such replacement or modified proprietary information has the same functional characteristics as the infringing the proprietary information.

11.2 Licensee shall at all times during the term of this Agreement and thereafter indemnify, defend, and hold Licensor and affiliates harmless against all claims, proceedings, demands, and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, or advertisement of Proprietary Technology or arising from any obligation of Licensee under this Agreement.

ARTICLE 12

Dispute

Either party may pursue any legal or equitable right available to them upon a dispute of the terms or conditions of this Agreement.

9

ARTICLE 13

Successors and Assigns

This agreement will be binding upon and inure to the benefit of each of the parties and their respective successors and assigns; provided, however, that the Licensee may not assign or sublicense this agreement in whole or in part to any person or entity without the prior written consent of the Licensor, and any assignment or sublicense attempted without such consent will be void and be cause for termination.

ARTICLE 14

Severability

If any one or more of the provisions contained herein should be found invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

ARTICLE 15

Further Assurances

Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds and documents as will be reasonably required in order to fully perform and carry out the terms and intent of this agreement.

ARTICLE 16

Governing Law

The validity and construction of this agreement will be governed by, subject to and construed in accordance with the laws of the State of Florida, excluding its conflicts of law rules, and will be treated in all respects as a State of Florida contract. If either party employs attorneys to enforce any right arising out of or relating to this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and costs. Any claim arising out of or relating to this agreement will be subject to the Dispute resolution provisions of Article 16 herein. This agreement is subject to the Securities Exchange Commission and its rules and regulations.

ARTICLE 17

Independent Contractors

It is expressly agreed that the Licensor and the Licensee are acting under this agreement as independent contractors, and the relationship established under this agreement will not be construed as a partnership, joint venture or other form of joint enterprise, nor will one party be considered an agent of the other. Neither party is authorized to make any representations or create any obligation or liability, expressed or implied, on behalf of the other party, except as may be expressly provided for in this agreement.

10

ARTICLE 18

Entire Agreement

This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this agreement that are not fully expressed herein.

ARTICLE 19

Amendment

The provisions of this agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

ARTICLE 20

Notice, Performance and Time

20.1 Any notice that must be given to a party under this agreement must be delivered to the party by hand, fax or email at the address, fax number or email address given for the party on page 1 of this agreement unless otherwise specified in this agreement or in writing by the party and is deemed to be received by the party to whom the notice is addressed when it is delivered by any of the means provided in this section.

20.2 Any act that must be performed under this agreement must be performed during business hours where it is to be performed unless the day specified for performance is a non-business day, in which case it must be performed on the next business day.

20.3 Time is of the essence of this agreement and any amendments to it.

ARTICLE 21

Sections and Headings

The division of this agreement into sections and the insertion of headings are for convenience and reference only and will not affect the construction or interpretation of this agreement.

11

ARTICLE 22

Counterparts, Facsimile or Email Signatures

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The parties may sign this Agreement in their respective cities and exchange signature pages by facsimile or email. Such facsimile or email signatures shall be deemed originals and shall have the same effect as original signatures.

ARTICLE 23

Licensor Option to Purchase

Upon the effective date of this Agreement the Licensor shall receive the option to purchase as follows:

1)	1,000,000 shares of common stock for $1.00 upon the Licensee reaching $100,000,000.00 dollars in annual sales revenues, said option to expire three (3) years after the end of the fiscal year in which this sales level is reached; and

2)	1,000,000 shares of common stock for $1.00 upon the Licensee reaching $150,000,000.00 dollars in annual sales revenues,said option to expire three (3) years after the end of the fiscal year in which this sales level is reached.

ARTICLE 24

Stock Dividends and Splits

If Licensee at any time while any agreed stock issuance or purchase option under this Agreement is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Licensee, then in each case the number of shares for any stock issuance or purchase option under this Agreement shall be adjusted in alignment with, in accordance with, and by the same ratios or multipliers of, any such dividend, distribution, subdivision, split, reverse split or reclassification described in items (i) through (iv) of this Article.

[Signature Page Follows]

12

IN WITNESS WHEREOF this agreement was executed by the parties hereto as of the Effective Date.

Fuel Butler LLC		EzFill Holdings, Inc.

	/s/ Mike Ferrara		/s/ Michael McConnell
Name:	Mike Ferrara	Name:	Michael McConnell
Title:	Managing Member	Title:	CEO
Date:	4/9/2021	Date:	4/9/2021

13

Exhibit A

Proprietary Technology

14